Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports First Quarter 2026 Results Highlighted by Continued Margin Expansion and Declares $0.10 Quarterly Cash Dividend

First Quarter Performance Highlights

●	Net Income: Net income for the quarter ended March 31, 2026 totaled $1.9 million or $0.25 per diluted share (including Series A preferred shares). Adjusted (non-GAAP) net income (excluding severance expenses) was $4.0 million or $0.54 per diluted share for the quarter ended March 31, 2026.
●	Net Interest Income: Net interest income was $16.4 million for the quarter ended March 31, 2026, an increase of $0.5 million, or 3.36% from the quarter ended December 31, 2025 and $1.7 million, or 11.85%, from the quarter ended March 31, 2025, representing the highest level since the third quarter of 2022.
●	Net Interest Margin Expansion: The Company’s net interest margin for the quarter ended March 31, 2026 increased to 2.96% from 2.84% for the quarter ended December 31, 2025 and 2.68% in the quarter ended March 31, 2025.
●	Subordinated Debt: On March 12, 2026, the Company completed the private placement of $35 million of 7.25% fixed-to-floating subordinated notes due in 2036. Proceeds were used to redeem the Company’s previously outstanding 8.54% floating rate subordinated notes on April 15, 2026 and to enhance the Bank’s capital base.
●	Executed Wholesale Funding Optimization: In February 2026, the Bank proactively restructured $60.3 million of FHLB advances into new, flexible, put-feature advances. The restructuring reduced the weighted average borrowing cost from 4.27% to 3.47%, saving approximately $40 thousand in monthly interest expense, while maintaining term funding and call protection.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common shares and Series A preferred shares payable on May 18, 2026 to stockholders of record on May 11, 2026.
●	Long Island Expansion: Regulatory authorization has been received for the opening of a full-service branch in a state-of-the-art facility in downtown Riverhead, New York. In anticipation of the branch opening later this year, a temporary loan production office in Riverhead with business development staff became operational in March 2026.

Mineola, NY – April 27, 2026 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter ended March 31, 2026 and the declaration of a $0.10 per share cash dividend on both common shares and Series A preferred shares payable on May 18, 2026 to stockholders of record on May 11, 2026.

Earnings Summary for the Quarter Ended March 31, 2026

The Company reported net income for the quarter ended March 31, 2026 of $1.9 million or $0.25 per diluted share (including Series A preferred shares) versus $1.5 million or $0.20 per diluted share (including Series A preferred shares) for the quarter ended March 31, 2025.  The Company recorded adjusted (non-GAAP) net income (excluding severance expenses of $2.1 million, net of tax) of $4.0 million or $0.54 per diluted share in the quarter ended March 31, 2026, versus adjusted (non-GAAP) net income (excluding core system conversion expenses of $2.6 million, net of tax) of $4.1 million or $0.55 per diluted share in the comparable 2025 quarter.  Returns on average assets, average stockholders’ equity and average tangible equity were 0.33%, 3.74% and 4.14%, respectively, for the quarter ended March 31, 2026, versus 0.27%, 3.11% and 3.45%, respectively, for the comparable quarter of 2025.  Adjusted (non-GAAP) returns, exclusive of severance expenses, on average assets, average stockholders’ equity and average tangible equity were 0.70%, 7.98% and 8.83%, respectively, in the quarter ended March 31, 2026, versus 0.73%, 8.36% and 9.27%, respectively, in the comparable 2025 quarter, exclusive of core system conversion expenses for the 2025 quarter.

The increase in net income recorded in the first quarter of 2026 from the comparable 2025 quarter resulted from an increase in net interest income.  This was partially offset by a decrease in non-interest income, consisting primarily of gain on sale of loans held-for-sale and an increase in income tax expense.

Non-interest expense for the three months ended March 31, 2026 includes a severance payment related to a Board approved Transition Agreement dated February 12, 2026 between the Company and the former President of the Company and the Bank, McClelland Wilcox.  In connection with a management restructuring initiative, Mr. Wilcox’s last day of employment was March 31, 2026 and, pursuant to the terms of his Employment Agreement, he was entitled to a severance benefit of approximately $2.15 million.

Net interest income was $16.4 million for the quarter ended March 31, 2026, an increase of $1.7 million, or 11.85% from the comparable 2025 quarter.  This increase was due to improvement in the Company’s net interest margin to 2.96% in the 2026 quarter from 2.68% in the comparable 2025 quarter.  The cost of interest-bearing liabilities decreased to 3.51% in the 2026 quarter from 4.01% in the comparable 2025 quarter, a decrease of 50 basis points.  This decrease was partially offset by a 17 basis point decrease in the yield on interest earning assets to 5.84% in the 2026 quarter from 6.01% in the first quarter of 2025.  Net interest income on a linked quarter basis increased $0.5 million or 3.36%, resulting from a 16 basis point decrease in cost of interest-bearing liabilities.  Excluding interest expense of $100 thousand resulting from the temporary carrying of multiple subordinated debt issuances, as discussed below, the Bank’s net interest margin was 2.98% for the quarter ended March 31, 2026.

On March 12, 2026, the Company issued $35 million of 10-year fixed-to-floating rate subordinated notes with a fixed coupon rate of 7.25% for the first five years.  The Company used the net proceeds to provide capital to support growth of the consolidated entity and to redeem in full, its previously outstanding $25 million of 8.54% floating rate subordinated notes on April 15, 2026, thereby reducing the Company’s cost of funds.

Michael P. Puorro, Chairman, President and Chief Executive Officer, commented on the Company’s quarterly results: “We are pleased with first quarter 2026 results which reflect strengthening core performance and disciplined balance sheet management, highlighted by $4.0 million in adjusted net income, increasing return on average assets, credit stabilization, and continued margin expansion to 2.96%. We also enhanced our capital position through a $35 million subordinated debt issuance, reduced funding costs through proactive balance sheet optimization, maintained our commitment to shareholder returns with a quarterly dividend, and advanced our strategic expansion into Long Island.”

Balance Sheet Highlights

Total assets were $2.37 billion at March 31, 2026 versus $2.38 billion at December 31, 2025.  Total securities available for sale (“AFS”) at March 31, 2026 were $105.8 million, an increase of $6.2 million from December 31, 2025, primarily driven by growth in U.S. GSE residential mortgage-backed securities and corporate bonds, offset by decreases in U.S. Treasury securities and collateralized loan obligations.

Total deposits were $2.02 billion at March 31, 2026 versus $2.03 billion at December 31, 2025.  Our loan to deposit ratio was 99% both at March 31, 2026 and December 31, 2025.

In February 2026, the Bank executed a proactive wholesale funding optimization strategy, restructuring five FHLB advances maturing in 2027 and 2028 and totaling $60.3 million in two new advances of equal principal with embedded put features to enhance balance sheet flexibility.  The transaction reduced the weighted average all-in borrowing cost from 4.27% to 3.47%, generating approximately $40 thousand in monthly interest expense savings while preserving appropriate term funding and call protection.

Borrowings at March 31, 2026 were $59.8 million, with a weighted average rate and term of 3.49% and 54 months, respectively.  At March 31, 2026 and December 31, 2025, the Company had $59.8 million (net of $470 thousand deferred prepayment penalty) and $100.7 million, respectively, of term FHLB advances outstanding.  The Company had no FHLB overnight borrowings outstanding at March 31, 2026 and December 31, 2025.  The Company had no borrowings outstanding under lines of credit with correspondent banks at March 31, 2026 and December 31, 2025.

Stockholders’ equity was $201.4 million at March 31, 2026 as compared to $200.3 million at December 31, 2025.  Retained earnings increased by $1.1 million due primarily to net income of $1.9 million for the quarter ended March 31, 2026, which was offset by $0.7 million of dividends declared.  The accumulated other comprehensive loss at March 31, 2026 was 0.33% of total equity and was comprised of a $0.4 million after tax net unrealized loss on the investment portfolio and a $0.2 million after tax net unrealized loss on derivatives.  Book value per share (including Series A preferred shares) increased to $27.11 at March 31, 2026 from $27.02 at December 31, 2025.  Tangible book value per share (including Series A preferred shares) increased to $24.50 at March 31, 2026 from $24.41 at December 31, 2025.

Loan Portfolio

The Bank’s loan portfolio was $1.99 billion at March 31, 2026 and $2.00 billion at December 31, 2025.  At March 31, 2026, the Company’s residential loan portfolio (including home equity) amounted to $764.1 million, with an average loan balance of $491 thousand and a weighted average loan-to-value ratio of 56%.  Commercial real estate (including construction) and multifamily loans totaled $1.08 billion at March 31, 2026, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 59%.  As discussed below, approximately 35% of the multifamily portfolio is subject to rent regulation.  The Company’s commercial real estate concentration ratio continues to improve, decreasing to 354% of capital at March 31, 2026 from 362% at December 31, 2025, with loans secured by office space accounting for 2% of the total loan portfolio and totaling $41.5 million at March 31, 2026.  The Company’s loan pipeline at March 31, 2026 is approximately $114.7 million, with approximately 58% being niche-residential, SBA and USDA lending opportunities.

The Bank originates loans for its portfolio and for sale in the secondary market under a residential flow origination program.  During the quarters ended March 31, 2026 and 2025, the Company sold $35.2 million and $18.3 million, respectively, of residential loans under its flow origination program and recorded gains on sale of loans held-for-sale of $0.9 million and $0.4 million, respectively.  Residential loan originations were $32 million for the quarter ended March 31, 2026.

During the quarters ended March 31, 2026 and 2025, the Company sold approximately $6.3 million and $23.4 million, respectively, in government guaranteed SBA loans and recorded gains on sale of loans held-for-sale of $0.5 million and $1.9 million, respectively.  SBA loan originations and gains on sale continue to be lower due to a less favorable economic outlook for many business owners along with the Bank’s ongoing prudent decision to tighten credit. Together, these factors contributed to lower SBA loan volume, approval levels, and related gain-on-sale income.

Commercial Real Estate Statistics

A significant portion of the Bank’s commercial real estate portfolio consists of loans secured by Multifamily and CRE-Investor owned real estate that are predominantly subject to fixed interest rates for an initial period of 5 years.  The Bank’s exposure to Land/Construction loans as of March 31, 2026 is not significant at $11.5 million, all at floating interest rates.  As shown below, as of March 31, 2026, 21% of the loan balances in these combined portfolios will either have a rate reset or mature in 2026, with another 55% with rate resets or maturing in 2027.

Multifamily Market Rent Portfolio Fixed Rate Reset/Maturity Schedule					Multifamily Stabilized Rent Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (Loan Data as of 3/31/2026)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate	Calendar Period (Loan Data as of 3/31/2026)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2026	29	$86,070	$2,968	3.76%	2026	16	$35,838	$2,240	3.89%
2027	70	185,867	2,655	4.39%	2027	51	120,805	2,369	4.22%
2028	15	20,598	1,373	6.14%	2028	12	9,962	830	7.07%
2029	7	11,156	1,594	6.58%	2029	4	4,251	1,063	6.38%
2030	8	20,180	2,523	6.19%	2030	7	13,542	1,935	6.32%
2031+	12	35,462	2,955	5.58%	2031+	6	6,456	1,076	3.82%
Fixed Rate	141	359,333	2,548	4.62%	Fixed Rate	96	190,854	1,988	4.49%
Floating Rate	1	105	105	9.50%	Floating Rate	1	447	447	9.00%
Total	142	$359,438	$2,531	4.63%	Total	97	$191,301	$1,972	4.50%

CRE Investor Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (Loan Data as of 3/31/2026)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2026	34	$50,188	$1,476	6.11%
2027	83	137,570	1,657	4.73%
2028	28	30,261	1,081	6.65%
2029	5	5,894	1,179	6.70%
2030	14	13,426	959	6.98%
2031+	16	16,019	1,001	5.56%
Fixed Rate	180	253,358	1,408	5.45%
Floating Rate	10	10,003	1,000	8.39%
Total CRE-Inv.	190	$263,361	$1,386	5.56%

Stabilized Multifamily Pro Forma Stress Results

The table below reflects a pro forma stressed evaluation of the Bank’s Multifamily stabilized loan portfolio as of March 31, 2026, using the primary assumption for a revised Debt Service Coverage Ratio (“DSCR”) calculation, for all loans where the current interest rate is below 5.75%.  The current balance for these loans is recast at 5.75% with a 30-year amortization.  The chart below reflects the impact of these adjustments on the portfolio.  The projected loan to value (“LTV”) assumption resets all loans using a 6% cap rate (despite lower current cap rates) and the last reported property net operating income (“NOI”) to determine an implied property valuation and based on the current loan balance, the resultant LTV.

Multifamily Stabilized Rent Portfolio (Loan Data as of 3/31/2026)
DSCR Range	# Loans	Total O/S ($000's omitted)	% of Total MF Portfolio	Current Weighted Average LTV	Projected Weighted Average LTV

< 1.0	6	$11,091	2%	64%	96%
1.0 < x <1.2	17	35,911	7%	63%	73%
1.2 < x <1.3	13	40,891	7%	63%	71%
1.3 < x <1.5	27	60,886	11%	63%	61%
1.5 < x <2.0	21	34,183	6%	58%	53%
x > 2.0	13	8,339	2%	44%	36%
Total	97	$191,301	35%	61%	65%

As reflected above, only 6 loans totaling $11 million in the multifamily rent stabilized portfolio would have a pro forma DSCR less than 1x while maintaining projected weighted average LTV’s under 100%.  This represents 2% of the total multifamily portfolio.  The remainder of this portfolio, totaling $180 million, representing 33% of the entire multifamily portfolio, would possess DSCR’s greater than 1x while maintaining a projected weighted average LTV well within our policy guidelines.  Additionally, 73% of the stabilized loans and 73% of the entire multifamily portfolio are further secured with personal guarantees from the borrowers.  Based on the maturities and rate resets in the previous 12 months, we believe the overall demand for multifamily housing in our market will allow our borrowers to address any adverse impact proactively.  The Bank continues to successfully manage multifamily loans with scheduled rate repricing or maturities.  Matured loans that qualified for renewal have been retained while others have paid off in full through refinances.  The majority of the rate resetting loans remain as performing loans at the new higher interest rate.

Rental breakdown of Multifamily portfolio

The table below segments our portfolio of loans secured by Multifamily properties based on rental terms and location as of March 31, 2026.  As shown below, 65% of the combined portfolio is secured by properties subject to free market rental terms, which is the dominant tenant type.  Both the Market Rent and Stabilized Rent segments of our portfolio present very similar average borrower profiles.  The portfolio is primarily located in the New York City boroughs of Brooklyn, the Bronx and Queens.

Multifamily Loan Portfolio - Loans by Rent Type (Loan Data as of 3/31/2026)
Rent Type	# Notes	Outstanding Loan Balance	% of Total Multifamily	Avg Loan Size	LTV	Current DSCR	Avg # of Units
		($000's omitted)		($000's omitted)

Market	142	$359,438	65%	$2,531	61.0%	1.45	11
Location
Manhattan	7	$16,079	3%	$2,297	54.5%	1.82	13
Other NYC	93	$260,556	47%	$2,802	60.9%	1.41	9
Outside NYC	42	$82,803	15%	$1,972	62.8%	1.51	14

Stabilized	97	$191,301	35%	$1,972	61.3%	1.46	12
Location
Manhattan	7	$10,147	2%	$1,450	50.1%	1.76	19
Other NYC	79	$164,232	30%	$2,079	61.9%	1.43	11
Outside NYC	11	$16,922	3%	$1,538	62.3%	1.61	14

Office Property Exposure

The Bank’s exposure to the Office market is not significant.  Loans secured by office space accounted for 2% of the total loan portfolio at March 31, 2026, with a total balance of $41.5 million, of which less than 1% is located in Manhattan.  The pool has a 2.41x weighted average DSCR and a 54% weighted average LTV.

Asset Quality and Allowance for Credit Losses

At March 31, 2026, the Bank reported $24.5 million in non-performing loans, or $17.7 million net of $6.8 million that is government guaranteed by the SBA, compared to non-performing loans of $21.6 million, or $17.9 million net of $3.7 million that is government guaranteed by the SBA at December 31, 2025.  At March 31, 2026 non-performing loans were 1.23% of total loans outstanding versus 1.08% at December 31, 2025.  Excluding the guaranteed portion, non-performing loans were 0.89% of total loans outstanding at March 31, 2026 versus 0.90% at December 31, 2025.

During the first quarter of 2026, the Bank recorded a provision for credit losses of $530 thousand (including a $30 thousand provision for credit losses on unfunded commitments).  The allowance for credit losses was $19.1 million at March 31, 2026 versus $18.7 million at December 31, 2025.  The allowance for credit losses as a percentage of total loans was 0.96% at March 31, 2026 and 0.93% at December 31, 2025.

Net Interest Margin

The Bank’s net interest margin increased to 2.96% for the quarter ended March 31, 2026 compared to 2.68% in the quarter ended March 31, 2025.  Excluding interest expense of $100 thousand resulting from the temporary carrying of multiple subordinated debt issuances, as discussed above, the Bank’s net interest margin was 2.98% for the quarter ended March 31, 2026.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover offers a complete suite of consumer, commercial, and municipal banking products and services, including multifamily and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Port Jefferson, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Bowery, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion, including the financial statements attached thereto, includes non-GAAP financial measures which include the Company’s adjusted net income, adjusted basic and diluted earnings per share, adjusted return on average assets, adjusted return on average equity, pre-provision net revenue (“PPNR”), PPNR return on average assets, tangible common equity (“TCE”) ratio, TCE, tangible assets, tangible book value per share, return on average tangible equity and efficiency ratio.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of and reconciliations of adjusted net income, PPNR, TCE, tangible assets, TCE ratio and tangible book value per share, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect as a result of inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties.  There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements.  Factors that might cause such a difference include, but are not limited to: (1) the impact of a pandemic or other health crises and the government’s response to such pandemic or crises on our operations as well as those of our customers and on the economy generally and in our market area specifically, (2) competitive pressures among depository institutions may increase significantly; (3) changes in the interest rate environment may reduce interest margins; (4) loan origination and sale volumes, charge-offs and credit loss provisions may vary substantially from period to period; (5) general economic conditions may be less favorable than expected; (6) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions may adversely affect the businesses in which Hanover Bancorp, Inc. is engaged; (8) the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; (9) changing political conditions and the outcome of federal, state, and local elections and the resulting economic and other impact on the areas in which we conduct business; (10) changes and trends in the securities markets may adversely impact Hanover Bancorp, Inc.; (11) a delayed or incomplete resolution of regulatory issues could adversely impact our planning; (12) difficulties in integrating any businesses that we may acquire, which may increase our expenses and delay the achievement of any benefits that we may expect from such acquisitions; (13) the impact of the strategic credit cleanup that we implemented during the fourth quarter of 2025 and the wholesale funding restructuring we implemented during the first quarter of 2026; (14) the impact of reputation risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity could be significant; and (15) the outcome of any future regulatory and legal investigations and proceedings may not be anticipated.  Further information on other factors that could affect the financial results of Hanover Bancorp, Inc. are included in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	March 31,	December 31,	March 31,
	2026	2025	2025
Assets
Cash and cash equivalents	$194,448	$208,904	$160,234
Securities-available for sale, at fair value	105,799	99,552	93,197
Investments-held to maturity	963	1,017	3,671
Loans held for sale	16,296	6,407	16,306

Loans, net of deferred loan fees and costs	1,992,694	2,000,749	1,960,674
Less: allowance for credit losses	(19,149)	(18,694)	(22,925)
Loans, net	1,973,545	1,982,055	1,937,749

Goodwill	19,168	19,168	19,168
Premises & fixed assets	14,049	14,313	14,511
Operating lease assets	8,072	9,855	8,484
Other assets	38,609	41,825	38,207
Assets	$2,370,949	$2,383,096	$2,291,527

Liabilities and stockholders’ equity
Core deposits	$1,504,925	$1,518,491	$1,418,209
Time deposits	517,421	509,896	518,229
Total deposits	2,022,346	2,028,387	1,936,438

Borrowings	59,780	100,725	107,805
Subordinated debentures	59,021	24,743	24,702
Operating lease liabilities	8,797	10,567	9,144
Other liabilities	19,564	18,408	16,795
Liabilities	2,169,508	2,182,830	2,094,884

Stockholders’ equity	201,441	200,266	196,643
Liabilities and stockholders’ equity	$2,370,949	$2,383,096	$2,291,527

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	3/31/2026	3/31/2025
Interest income	$32,292	$32,837
Interest expense	15,930	18,208
Net interest income	16,362	14,629
Provision for credit losses	530	600
Net interest income after provision for credit losses	15,832	14,029

Loan servicing and fee income	1,042	1,081
Service charges on deposit accounts	250	117
Gain on sale of loans held-for-sale	1,443	2,352
Other operating income	9	182
Non-interest income	2,744	3,732

Compensation and benefits	7,822	7,232
Severance expenses	2,305	—
Conversion expenses	—	3,180
Occupancy and equipment	2,068	1,836
Data processing	422	593
Professional fees	906	787
Federal deposit insurance premiums	362	337
Other operating expenses	1,721	2,031
Non-interest expense	15,606	15,996

Income before income taxes	2,970	1,765
Income tax expense	1,096	244

Net income	$1,874	$1,521

Earnings per share ("EPS"):(1)
Basic	$0.25	$0.20
Diluted	$0.25	$0.20

Average shares outstanding for basic EPS (1)(2)	7,434,107	7,463,537
Average shares outstanding for diluted EPS (1)(2)	7,439,004	7,469,489

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Interest income	$32,292	$32,599	$32,994	$32,049	$32,837
Interest expense	15,930	16,769	17,771	17,254	18,208
Net interest income	16,362	15,830	15,223	14,795	14,629
Provision for credit losses	530	6,100	1,325	2,357	600
Net interest income after provision for credit losses	15,832	9,730	13,898	12,438	14,029

Loan servicing and fee income	1,042	1,049	1,057	1,083	1,081
Service charges on deposit accounts	250	234	237	162	117
Gain on sale of loans held-for-sale	1,443	1,244	1,451	2,298	2,352
Gain on sale of investments	—	215	—	—	—
Other operating income	9	23	40	18	182
Non-interest income	2,744	2,765	2,785	3,561	3,732

Compensation and benefits	7,822	6,877	6,774	7,003	7,232
Severance expenses	2,305	—	—	—	—
Conversion expenses	—	—	—	—	3,180
Occupancy and equipment	2,068	2,036	1,960	1,910	1,836
Data processing	422	339	313	508	593
Professional fees	906	752	732	878	787
Federal deposit insurance premiums	362	352	334	365	337
Other operating expenses	1,721	2,003	1,900	1,952	2,031
Non-interest expense	15,606	12,359	12,013	12,616	15,996

Income before income taxes	2,970	136	4,670	3,383	1,765
Income tax expense	1,096	103	1,179	940	244

Net income	$1,874	$33	$3,491	$2,443	$1,521

Earnings per share ("EPS"):(1)
Basic	$0.25	$—	$0.47	$0.33	$0.20
Diluted	$0.25	$—	$0.47	$0.33	$0.20

Average shares outstanding for basic EPS (1)(2)	7,434,107	7,443,861	7,477,647	7,500,871	7,463,537
Average shares outstanding for diluted EPS (1)(2)	7,439,004	7,447,556	7,483,319	7,506,584	7,469,489

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	3/31/2026	3/31/2025
ADJUSTED NET INCOME:
Net income, as reported	$1,874	$1,521
Adjustments:
Conversion expenses	—	3,180
Severance expenses	2,305	—
Total adjustments, before income taxes	2,305	3,180
Adjustment for reported effective income tax rate	182	608
Total adjustments, after income taxes	2,123	2,572
Adjusted net income	$3,997	$4,093
Basic earnings per share - adjusted	$0.54	$0.55
Diluted earnings per share - adjusted	$0.54	$0.55

ADJUSTED OPERATING EFFICIENCY RATIO:
Operating efficiency ratio, as reported	81.68%	87.12%
Adjustments:
Conversion expenses	—%	(17.32)%
Severance expenses	(12.06)%	—%
Adjusted operating efficiency ratio	69.62%	69.80%

Adjusted Return on Average Assets	0.70%	0.73%
Adjusted Return on Average Equity	7.98%	8.36%
Adjusted Return on Average Tangible Equity	8.83%	9.27%
Adjusted Non-interest Expense to Average Assets	2.34%	2.28%

PRE-PROVISION NET REVENUE ("PPNR"):
Net income, as reported	$1,874	$1,521
Add: Provision for credit losses	530	600
Add: Provision for income taxes	1,096	244
Pre-provision net revenue	3,500	2,365
Adjustments: Conversion expenses	—	3,180
Adjustments: Severance expenses	2,305	—
Adjusted pre-provision net revenue	$5,805	$5,545

PPNR Return on Average Assets	0.62%	0.42%
Adjusted PPNR Return on Average Assets	1.02%	0.99%

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

Note: Prior period information has been adjusted to conform with current period presentation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended
	3/31/2026	3/31/2025
Profitability:
Return on average assets	0.33%	0.27%
Return on average equity (1)	3.74%	3.11%
Return on average tangible equity (1)	4.14%	3.45%
Pre-provision net revenue return on assets	0.62%	0.42%
Yield on average interest-earning assets	5.84%	6.01%
Cost of average interest-bearing liabilities	3.51%	4.01%
Net interest rate spread (2)	2.33%	2.00%
Net interest margin (3)	2.96%	2.68%
Non-interest expense to average assets	2.74%	2.85%
Operating efficiency ratio (4)	81.68%	87.12%

Average balances:
Interest-earning assets	$2,241,791	$2,217,107
Interest-bearing liabilities	1,841,547	1,842,073
Loans	2,006,288	1,989,796
Deposits	1,950,190	1,919,436
Borrowings	126,100	133,665

(1)	Includes common stock and Series A preferred stock.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	3/31/2026	12/31/2025	9/30/2025	6/30/2025
Asset quality:
Provision for credit losses - loans (1)	$500	$5,925	$1,375	$2,170
Net (charge-offs)/recoveries	(45)	(9,585)	(592)	(3,524)
Allowance for credit losses	19,149	18,694	22,354	21,571
Allowance for credit losses to total loans (2)	0.96%	0.93%	1.12%	1.10%

Non-performing loans
Non-guaranteed portion	$17,749	$17,934	$16,993	$12,475
Guaranteed portion (4)	6,837	3,670	176	176
Total	$24,586	$21,604	$17,169	$12,651

Non-performing loans/total loans	1.23%	1.08%	0.86%	0.64%
Non-performing loans, excluding guaranteed/total loans	0.89%	0.90%	0.85%	0.63%
Non-performing loans/total assets	1.04%	0.91%	0.74%	0.55%
Non-performing loans, excluding guaranteed/total assets	0.75%	0.75%	0.73%	0.54%
Allowance for credit losses/non-performing loans	77.89%	86.53%	130.20%	170.51%
Allowance for credit losses/non-performing loans, excluding guaranteed	107.89%	104.24%	131.55%	172.91%

Capital (Bank only):
Tier 1 Capital	$210,222	$204,431	$205,434	$203,282
Tier 1 leverage ratio	9.20%	9.05%	9.15%	9.29%
Common equity tier 1 capital ratio	13.32%	12.90%	13.13%	13.16%
Tier 1 risk based capital ratio	13.32%	12.90%	13.13%	13.16%
Total risk based capital ratio	14.57%	14.06%	14.38%	14.41%

Equity data:
Shares outstanding (3)	7,431,661	7,410,403	7,467,390	7,499,243
Stockholders’ equity	$201,441	$200,266	$201,833	$198,885
Book value per share (3)	27.11	27.02	27.03	26.52
Tangible common equity (3)	182,089	180,902	182,456	179,495
Tangible book value per share (3)	24.50	24.41	24.43	23.94
Tangible common equity (“TCE”) ratio (3)	7.74%	7.65%	7.89%	7.83%

(1)	Excludes $30 thousand, $175 thousand, ($50) thousand and $187 thousand provision for credit losses on unfunded commitments for the quarters ended 3/31/26, 12/31/25, 9/30/25 and 6/30/25, respectively.
(2)	Calculation excludes loans held for sale.
(3)	lncludes common stock and Series A preferred stock.
(4)	Guaranteed by the SBA.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	3/31/2026	12/31/2025	9/30/2025	6/30/2025
Loan distribution (1):
Residential mortgages	$737,692	$751,536	$725,873	$715,418
Multifamily	550,739	541,083	537,333	539,573
Commercial real estate - OO	271,692	275,747	267,050	267,223
Commercial real estate - NOO	257,787	260,903	271,201	271,552
Commercial & industrial	147,929	145,591	161,240	148,907
Home equity	26,439	25,459	25,582	23,361
Consumer	416	430	404	418

Total loans	$1,992,694	$2,000,749	$1,988,683	$1,966,452

Sequential quarter growth rate	(0.40)%	0.61%	1.13%	0.29%

CRE concentration ratio	354%	362%	362%	368%

Loans sold during the quarter	$41,523	$39,114	$44,532	$46,045

Funding distribution:
Demand	$237,346	$247,786	$232,984	$243,664
N.O.W.	772,318	781,681	701,199	655,333
Savings	44,307	58,475	43,363	42,860
Money market	450,954	430,549	434,973	497,799
Total core deposits	1,504,925	1,518,491	1,412,519	1,439,656
Time	517,421	509,896	562,304	511,625
Total deposits	2,022,346	2,028,387	1,974,823	1,951,281
Borrowings	59,780	100,725	100,725	107,805
Subordinated debentures	59,021	24,743	24,729	24,716

Total funding sources	$2,141,147	$2,153,855	$2,100,277	$2,083,802

Sequential quarter growth rate - total deposits	(0.30)%	2.71%	1.21%	0.77%

Period-end core deposits/total deposits ratio	74.41%	74.86%	71.53%	73.78%

Period-end demand deposits/total deposits ratio	11.74%	12.22%	11.80%	12.49%

(1)	Excluding loans held for sale

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Tangible common equity
Total equity (2)	$201,441	$200,266	$201,833	$198,885	$196,643
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(184)	(196)	(209)	(222)	(236)
Tangible common equity (2)	$182,089	$180,902	$182,456	$179,495	$177,239

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$182,089	$180,902	$182,456	$179,495	$177,239
Total assets	2,370,949	2,383,096	2,331,580	2,311,976	2,291,527
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(184)	(196)	(209)	(222)	(236)
Tangible assets	$2,351,597	$2,363,732	$2,312,203	$2,292,586	$2,272,123
TCE ratio (2)	7.74%	7.65%	7.89%	7.83%	7.80%

Tangible book value per share
Tangible common equity (2)	$182,089	$180,902	$182,456	$179,495	$177,239
Shares outstanding (2)	7,431,661	7,410,403	7,467,390	7,499,243	7,503,731
Tangible book value per share (2)	$24.50	$24.41	$24.43	$23.94	$23.62

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended March 31, 2026 and 2025

(unaudited, dollars in thousands)

	2026			2025
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$2,006,288	$29,618	5.99%	$1,989,796	$29,984	6.11%
Investment securities	101,028	1,371	5.50%	85,839	1,186	5.60%
Interest-earning cash	126,984	1,164	3.72%	133,458	1,482	4.50%
FHLB stock and other investments	7,491	139	7.53%	8,014	185	9.36%
Total interest-earning assets	2,241,791	32,292	5.84%	2,217,107	32,837	6.01%
Non interest-earning assets:
Cash and due from banks	11,952			9,504
Other assets	54,098			49,695
Total assets	$2,307,841			$2,276,306

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,234,058	$9,552	3.14%	$1,217,429	$11,455	3.82%
Time deposits	481,389	4,730	3.98%	490,979	5,320	4.39%
Total savings and time deposits	1,715,447	14,282	3.38%	1,708,408	16,775	3.98%
Borrowings	93,583	955	4.14%	108,972	1,107	4.12%
Subordinated debentures	32,517	693	8.64%	24,693	326	5.35%
Total interest-bearing liabilities	1,841,547	15,930	3.51%	1,842,073	18,208	4.01%
Demand deposits	234,743			211,028
Other liabilities	28,536			24,726
Total liabilities	2,104,826			2,077,827
Stockholders’ equity	203,015			198,479
Total liabilities & stockholders’ equity	$2,307,841			$2,276,306
Net interest rate spread			2.33%			2.00%
Net interest income/margin		$16,362	2.96%		$14,629	2.68%